Exhibit 99.1

2005 Bonuses for Named Executive Officers

Name and Principal Position(s)	2005 Bonus
John Bourgoin, President and Chief Executive Officer	$244,244
Jack Browne, Vice President of Worldwide Sales	$124,338
Sandy Creighton, Vice President, General Counsel and Secretary	$124,338
Kevin C. Eichler, Vice President and Chief Financial Officer	$124,338
G. Michael Uhler, Vice President and Chief Technology Officer	$124,338